EXECUTION

ADMINISTRATION AGREEMENT

among

SAXON ASSET SECURITIES TRUST 2004-3,

as Issuer

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrator

WILMINGTON TRUST COMPANY,

as Owner Trustee

and

SAXON ASSET SECURITIES COMPANY,

as Depositor

Dated as of October 1, 2004

This Administration Agreement (the “Agreement”) is entered into as of October 1, 2004, among SAXON ASSET SECURITIES TRUST 2004-3, a Delaware statutory trust (the “Issuer”), DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as administrator (the “Administrator”), WILMINGTON TRUST COMPANY, not in its individual capacity but solely as owner trustee (the “Owner Trustee”), and SAXON ASSET SECURITIES COMPANY, as depositor (the “Depositor”).

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture, or if not defined therein, in the Sale and Servicing Agreement or, if not defined therein, in the Trust Agreement (each as defined herein).

W I T N E S S E T H:

WHEREAS, the Issuer is a statutory trust under the Delaware Statutory Trust Act (12 Del.C. § 3801 et seq.) created by a trust agreement relating to the Trust, dated as of October 1, 2004, among the Depositor, the Owner Trustee and the Administrator (the “Trust Agreement”);

WHEREAS, the Issuer will issue Notes designated as Saxon Asset Securities Trust 2004-3 Mortgage Backed Notes, Series 2004-3 and issue the Trust Certificate in accordance with the Trust Agreement (collectively, the “Securities”);

WHEREAS, the Notes will be secured by certain collateral, as more particularly set forth in the indenture, dated as of October 1, 2004 (the “Indenture”), between the Issuer and Deutsche Bank Trust Company Americas, as indenture trustee (in such capacity, the “Indenture Trustee”);

WHEREAS, the Trust Certificate will be issued pursuant to the Trust Agreement and will represent the undivided beneficial ownership interest in the Trust;

WHEREAS, the Issuer has entered into certain agreements in connection with the issuance of the Securities, including (i) a Sale and Servicing Agreement, dated as of October 1, 2004, among the Issuer, as issuer, Saxon Funding Management, Inc., as master servicer (the “Master Servicer”), Saxon Mortgage Services, Inc., as servicer (the “Servicer”), the Indenture Trustee and the Depositor (the “Sale and Servicing Agreement”), (ii) the Indenture and (iii) an interest rate cap agreement dated October 27, 2004, between the Indenture Trustee and The Royal Bank of Scotland plc, including the form of ISDA Master Agreement and the related confirmation (the “Yield Maintenance Agreement” and, collectively together with the Sale and Servicing Agreement, the Indenture, the Insurance Agreement (as defined below) and the Trust Agreement the “Related Agreements”);

WHEREAS, pursuant to the Related Agreements, the Issuer is required to perform certain duties in connection with (a) the Notes and the collateral therefor pledged pursuant to the Indenture (the “Collateral”) and (b) the beneficial ownership interests and other interests in the Issuer represented by the Trust Certificate;

WHEREAS, the Issuer desires to have the Administrator and the Depositor, respectively, perform certain of the duties of the Issuer referred to in the preceding clause, and to provide such additional services consistent with the terms of this Agreement and the Related Agreements as the Issuer may from time to time request; and

WHEREAS, the Administrator and the Depositor have the capacity to provide the respective services required hereby and are willing to perform such services for the Issuer on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Section 1.  Duties of the Administrator.

(a)

The Administrator agrees to perform all of the duties of the Indenture Trustee under the Yield Maintenance Agreement.  The Administrator further agrees to (x) execute on behalf of the Issuer the insurance policy letter agreement (the “Insurance Agreement”) between the Administrator (on behalf of the Issuer), Saxon Funding Management, Inc. and Mortgage Guaranty Insurance Company relating to the PMI Insurance Policy (as defined in the Sale and Servicing Agreement), (y) hold in its name on behalf of the Issuer the PMI Insurance Policy and (z) cause the proceeds of the PMI Insurance Policy to be provided to the Indenture Trustee for application pursuant to the Sale and Servicing Agreement.  In addition to its duties described above, the Administrator shall take all appropriate action that is the duty of the Issuer to take with respect to the following matters under the Trust Agreement, Sale and Servicing Agreement and the Indenture (references are to sections of the Indenture):

(i)

The Administrator shall notify the Owner Trustee if the Administrator obtains actual knowledge or written notice that action by the Owner Trustee is necessary to comply with the Issuer’s duties under the Sale and Servicing Agreement and the Indenture;

(ii)

the duty to cause the Note Register to be kept if the Issuer assumes the duties of Note Registrar, and to give the Indenture Trustee notice of any appointment of a new Note Registrar and the location, or change in location, of the Note Register (Section 2.03);

(iii)

causing the preparation of the Notes for execution by the Owner Trustee upon the registration of any transfer or exchange of the Notes (Sections 2.02, 2.03 and 2.04);

(iv)

causing the preparation of Definitive Notes in accordance with the instructions of any Clearing Agency, the duty to attempt to locate a qualified successor to the Clearing Agency, in consultation with the Depositor, if necessary, and the preparation of written notice to the Indenture Trustee of termination of the book-entry system through the Clearing Agency (Section 2.11);

(v)

the maintenance of an office in New York, New York, for registration of transfer or exchange of Notes (Section 3.02);

(vi)

the preparation of an Issuer Order required to appoint a Paying Agent, the preparation of written notice to the Indenture Trustee and the duty to cause newly appointed Paying Agents, if any, to execute and deliver to the Indenture Trustee the instrument specified in the Indenture regarding funds held in trust (Section 3.03);

(vii)

the execution of all supplements, amendments, financing statements, continuation statements, instruments of further assurance and other instruments prepared by the Depositor and delivered to the Administrator for execution necessary to protect the Collateral (Sections 3.05 and 3.06(c)) (which shall be prepared and filed by the Depositor);

(viii)

the furnishing of the Indenture Trustee with the names and addresses of Holders of Notes during any period when the Indenture Trustee is not the Note Registrar (Section 7.01).

(b)

The Administrator hereby accepts its appointment under Section 3.03 of the Trust Agreement as Certificate Registrar and its appointment under Section 3.09 of the Trust Agreement as Paying Agent.  The Administrator shall prepare for execution by the Issuer, or shall cause the preparation by other appropriate persons of, the following documents, or perform the following duties, as applicable, so long as the Administrator has received notice or has Actual Knowledge thereof, as required with respect to the following matters (references are to sections of the Trust Agreement):

(i)

the preparation of Definitive Certificates in accordance with the instructions of the Clearing Agency, the duty to attempt to locate a qualified successor to the Clearing Agency, (in consultation with the Depositor, if necessary), and the preparation of written notice to the Owner Trustee of termination of the book-entry system through the Clearing Agency (Section 3.07);

(ii)

the preparation of Certificates for execution by the Owner Trustee upon the registration of any transfer or exchange of the Certificates and delivery thereof (Sections 3.02, 3.03 and 3.04);

(iii)

the duty to furnish a list of Certificateholders of record (Section 3.06);

(iv)

the maintenance of an office in the Borough of Manhattan, City of New York, for registration of transfer or exchange of Certificates (Section 3.08);

(v)

the duty to cause newly appointed Certificate Paying Agents, if any, to deliver the instrument specified in the Trust Agreement regarding funds held in the Certificate Distribution Account (Section 3.09);

(vi)

the duty to notify Certificateholders in writing of certain proposed actions of which the Owner Trustee has notice or knowledge (following written notification thereof by the Owner Trustee) (Sections 5.03 and 5.06);

(vii)

[Reserved]

(viii)

the duties required to be performed by the Administrator in connection with the resignation or removal of the Owner Trustee (Section 9.03);

(ix)

any other duties expressly required to be performed by the Administrator under the Trust Agreement; and

(xi)

the delivery to any Certificateholder and any prospective transferee designated by any such Certificateholder of information in the Administrator’s possession as directed by the Depositor necessary to satisfy the condition of eligibility set forth in Rule 144A under the Securities Act for transfer of any Certificate (Section 3.03).

(c)

In addition to the duties of the Administrator set forth above, the Administrator, to the extent of the Issuer’s obligation to do so, shall at the request of the Owner Trustee administer, perform such other activities in connection with the Collateral (including the Related Agreements) as are not covered by any of the foregoing provisions and as are expressly requested by the Owner Trustee and are reasonably within the capability of the Administrator (excluding any activities delegated to the Depositor hereunder or the preparation of documents, reports, filings instruments, certificates or opinions it is the duty of the Issuer to file or deliver pursuant to the related Agreements).  The Administrator shall use the same degree of care and skill as is reasonably expected of financial institutions acting in comparable capacities.

With respect to matters that in the reasonable judgment of the Administrator are non-ministerial, the Administrator shall not be obligated to take any action, and in any event shall not take any action, unless within a reasonable time before the taking of such action, the Administrator shall have notified the Owner Trustee, of the proposed action and the Owner Trustee shall not have withheld consent or provided an alternative direction.  For the purpose of the preceding sentence, “non-ministerial” matters shall include, without limitation,  (A) the amendment of or any supplement to any of the Related Agreements; (B) the initiation of any claim or lawsuit by the Issuer or the Owner Trustee and the compromise of any action, claim or lawsuit brought by or against the Issuer or the Owner Trustee; (C) any involvement in any lawsuit or other legal action against the Indenture Trustee or the Master Servicer, including without limitation, consenting to the settlement of any third party claim by the Indenture Trustee; (D) the removal of the Indenture Trustee or the appointment of a successor Indenture Trustee pursuant to the Indenture; (E) the appointment of a successor Master Servicer pursuant to the Sale and Servicing Agreement; (F) the removal of the Owner Trustee; and (G) any action that the Issuer or the Owner Trustee is entitled but not obligated to take under the Related Agreements, provided that, notwithstanding the foregoing, the Administrator may, but is not obligated to, with the consent of the Owner Trustee take any action with respect to non-ministerial matters that the Administrator, in its good faith judgment, deems to be in the best interests of the Issuer.

Notwithstanding anything to the contrary in this Agreement, (A) the Administrator, in its individual capacity, shall not be responsible for any payment obligation of the Issuer or the Owner Trustee, and (B) the Administrator shall not be obligated to, and shall not, take any action that the Owner Trustee directs the Administrator not to take on its behalf or on behalf of the Issuer.

(d)

The Administrator shall perform the duties of the Administrator specified in Section 3.22 of the Sale and Servicing Agreement required to be performed in connection with the Certificate Account (including its duties as Certificate Paying Agent).

(e)

In carrying out the foregoing duties or any of its other obligations under this Agreement, the Administrator may enter into transactions with or otherwise deal with any of its Affiliates; provided, however, that the terms of any such transactions or dealings shall be in accordance with any directions received from the Issuer and shall be, in the Administrator’s opinion, no less favorable to the Issuer than would be available from unaffiliated parties.

Notwithstanding the foregoing, the Administrator shall not be required to take any action hereunder or under any Related Agreement if the Administrator shall have reasonably determined, or shall have been advised by counsel, that such action is likely to result in liability on the part of the Administrator or is contrary to the terms hereof or of any Related Agreement or is otherwise contrary to law.  In carrying out the foregoing duties, the Administrator shall have the same rights, indemnifications and immunities as the Indenture Trustee under the Indenture, including without limitation, the right to compensation, reimbursement and indemnification.

Section 2.  Duties of the Depositor With Respect to the Indenture.

The Depositor shall take all appropriate action that is the duty of the Issuer to take with respect to the following matters under the Indenture (references are to sections of the Indenture):

(i)

The Depositor shall consult with the Owner Trustee regarding the duties of the Issuer under the Sale and Servicing Agreement and the Indenture.  The Depositor shall monitor the performance of the Issuer and shall notify the Owner Trustee when action is necessary to comply with the Issuer's duties under the Sale and Servicing Agreement and the Indenture;

(ii)

causing the preparation of the Notes for execution by the Owner Trustee upon their issuance (Sections 2.02, 2.03 and 2.04);

(iii)

causing the preparation of an Issuer Order and related documents for authentication of the Notes, executing such Issuer Order on behalf of the Issuer and causing delivery of the same to the Indenture Trustee (Sections 2.02 and 2.08);

(iv)

[reserved];

(v)

causing the preparation of Issuer Orders (and executing the same on behalf of the Issuer) and the obtaining of Opinions of Counsel with respect to the execution of supplemental indentures and, if necessary, the mailing to the Noteholders of notices with respect to their consent to such supplemental indentures (Sections 9.01, 9.02 and 9.03);

(vi)

causing the preparation, obtaining or filing of the instruments, opinions and certificates and other documents required for the release of collateral (Sections 2.13 and 11.01);

(vii)

the delivery of notice to the Indenture Trustee and each Rating Agency of each Event of Default under the Indenture (Sections 3.06(d), 3.11 and 5.01(b));

(viii)

the annual delivery and execution of the Officers’ Certificate (Section 3.13);

(ix)

causing the preparation and execution of an Officer’s Certificate and the obtaining of the Opinion of Counsel and the Independent Certificate relating thereto with respect to any request by the  Issuer to the Indenture Trustee to take any action under the Indenture  (Sections 2.08(a)(iv), 2.08(a)(v), 4.01 and 11.01);

(x)

the compliance with any directive of the Indenture Trustee with respect to the sale of the Collateral in a commercially reasonable manner if an Event of Default shall have occurred and be continuing under the Indenture (Section 5.04);

(xi)

the monitoring of the Issuer’s compliance with its negative covenants (Section 3.07);

(xii)

causing the preparation of an Issuer Request and Officer’s Certificate (and executing the same on behalf of the Issuer) and the obtaining of an Opinion of Counsel and Independent Certificates, if necessary, for the release of the Collateral, as defined in the Indenture, and delivering each of the foregoing to the Indenture Trustee (Section 8.03);

(xiii)

the preparation of Issuer Orders and the obtaining of Opinions of Counsel with respect to any proposed amendment of the Trust Agreement or amendment to or waiver of any provision of any other document relating to the Trust Agreement (Section 9.07);

(xiv)

obtaining and preserving the Issuer’s qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of the Indenture, the Notes, the Collateral and each other instrument and agreement included in the Trust Estate;

(xv)

filing or causing the filing of any financing statement or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of the security interest in the Lien granted to the Indenture Trustee under the Indenture;

(xvi)

[reserved];

(xvii)

the notification of each Rating Agency of a redemption of the Notes; and

(xviii)

the Depositor shall perform the duties specified in Section 9.02 of the Trust Agreement required to be performed in connection with the resignation and removal of the Owner Trustee.

(b)

In addition to the duties of the Depositor set forth above, the Depositor shall prepare for execution by the Issuer or shall cause the preparation by other appropriate persons of all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Issuer to prepare, file or deliver pursuant to the Related Agreements, and at the request of the Owner Trustee shall take all appropriate action that it is the duty of the Issuer to take pursuant to the Related Agreements.  Subject to Section 5 of this Agreement, and in accordance with the directions of the Owner Trustee, the Depositor shall administer, perform or supervise the performance of such other activities in connection with the Collateral (including the Related Agreements) as are not covered by any of the foregoing provisions and as are expressly requested by the Owner Trustee and are reasonably within the capability of the Depositor.

Section 3.  Records.  The Administrator shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Issuer and the Depositor upon reasonable prior written notice at any time during normal business hours of the Administrator.

Section 4.  Compensation. The Administrator will perform the duties and provide the services called for under Section 1 above for such compensation as shall be agreed upon between the Administrator and Saxon Funding Management, Inc.  The fees and expenses of the attorneys delivering any Opinion of Counsel and any other amounts of out-of-pocket expenses reasonably incurred by the Administrator in connection with the performance of its duties under this Agreement, the Sale and Servicing Agreement or the Trust Agreement shall be jointly and severally paid by the Depositor and Saxon Funding Management, Inc. promptly upon the Administrator’s request, which, by their execution hereof, agree to pay such reasonable fees and expenses to the Administrator.  The obligations of (i) the Depositor to compensate the Administrator and (ii) the Depositor and Saxon Funding Management, Inc. to jointly and severally pay or reimburse the Administrator shall survive the termination of this Agreement or the earlier resignation or removal of the Administrator.

Section 5.  Additional Information to be Furnished to the Issuer.  The Depositor shall furnish to the Issuer from time to time such additional information regarding the Collateral as the Issuer shall reasonably request.

Section 6.  Independence of the Administrator.  For all purposes of this Agreement, the Administrator shall be an independent contractor and shall not be subject to the supervision of the Issuer or the Owner Trustee with respect to the manner in which it accomplishes the performance of its obligations hereunder.  Unless expressly authorized by the Issuer, the Administrator shall have no authority to act for or represent the Issuer or the Owner Trustee in any way and shall not otherwise be deemed an agent of the Issuer or the Owner Trustee.

Section 7.  No Joint Venture.  Nothing contained in this Agreement (i) shall constitute the Administrator or the Depositor, respectively, and either of the Issuer or the Owner Trustee, as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) shall be construed to impose any liability as such on any of them or (iii) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.

Section 8.  Other Activities of Administrator and the Depositor.  Nothing herein shall prevent the Administrator, the Depositor or their respective Affiliates from engaging in other businesses or, in its sole discretion, from acting in a similar capacity as an administrator for any other person or entity even though such person or entity may engage in business activities similar to those of the Issuer or the Owner Trustee.

Section 9.  Term of Agreement; Resignation and Removal of Administrator.

(a)

This Agreement shall continue in force until the termination of the Trust Agreement in accordance with its terms, upon which event this Agreement shall automatically terminate.

(b)

Subject to Section 9(e) hereof, the Administrator may resign its duties hereunder by providing the Issuer with at least 60 days’ prior written notice.

(c)

Subject to Section 9(e) hereof, the Issuer may remove the Administrator without cause by providing the Administrator with at least 60 days’ prior written notice.

(d)

Subject to Section 9(e) hereof, the Issuer may remove the Administrator immediately upon written notice of termination from the Issuer to the Administrator if any of the following events shall occur:

(i)

the Administrator shall default in the performance of any of its duties  under this Agreement and, after notice of such default, shall not cure such default within ten days (or, if such default cannot be cured in such time, shall not give within ten days such assurance of cure as shall be reasonably satisfactory to the Issuer); or

(ii)

a court having jurisdiction in the premises shall (x) enter a decree or order for relief, which decree or order shall not have been vacated within 60 days, in respect of the Administrator in any involuntary case under any applicable bankruptcy,  insolvency or other similar law now or hereafter in effect, or (y) appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Administrator or any substantial part of its property, or (z) order the winding-up or liquidation of the Administrator’s affairs; or

(iii)

the Administrator shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Administrator or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due.

The Administrator agrees that if any of the events specified in clauses (ii) or (iii) of this Section 9(d) shall occur, it shall give written notice thereof to the Issuer and the Indenture Trustee within seven days after the occurrence of such event.

(e)

No resignation or removal of the Administrator pursuant to this Section shall be effective until (i) a successor Administrator shall have been appointed by the Issuer in accordance with the Trust Agreement and (ii) such successor Administrator shall have agreed in writing to be bound by the terms of this Agreement in the same manner as the Administrator is bound hereunder.

If a successor Administrator does not take office within 60 days after the retiring Administrator resigns or is removed, the resigning or removed Administrator or the Issuer may petition any court of competent jurisdiction for the appointment of a successor Administrator.

(f)

The appointment of any successor Administrator shall be effective only after satisfaction of the Rating Agency Condition with respect to the proposed appointment.

(g)

Subject to Sections 9(e) and 9(f), the Administrator acknowledges that upon the appointment of a successor Indenture Trustee pursuant to Section 6.08 of the Indenture, the Administrator shall immediately resign and such successor Indenture Trustee shall automatically become the Administrator under this Agreement.  Any such successor Indenture Trustee shall be required to agree to assume the duties of the Administrator under the terms and conditions of this Agreement in its acceptance of appointment as successor Indenture Trustee.

Section 10.  Action upon Termination, Resignation or Removal of the Administrator.  Promptly upon the effective date of termination of this Agreement pursuant to Section 9(a) hereof or the resignation or removal of the Administrator pursuant to Section 9(b) or (c) hereof, respectively, the Administrator shall be entitled to be paid all fees and reimbursable expenses accruing to it to the date of such termination, resignation or removal.  The Administrator shall forthwith upon such termination pursuant to Section 9(a) deliver to the successor Administrator all property and documents of or relating to the Collateral then in the custody of the Administrator, or if this Agreement has been terminated, to the Depositor.  In the event of the resignation or removal of the Administrator pursuant to Section 9(b), (c) or (d), respectively, the Administrator shall cooperate with the Issuer and take all reasonable steps requested to assist the Issuer in making an orderly transfer of the duties of the Administrator.

Section 11.  Notices.  Any notice, report or other communication given hereunder shall be in writing, delivered by mail, overnight courier or facsimile and addressed as follows:

(a)

if to the Issuer, to:

Saxon Asset Securities Trust 2004-3

c/o Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware  19890-0001

Attention: Corporate Trust Administration
fax:  (302) 651-8882

(b)

if to the Administrator, to:

Deutsche Bank Trust Company Americas
1761 East St. Andrew Place
Santa Ana, California 92705
Attention:  Trust Administration (SX0403)
fax:  (714) 247-6285

(c)

if to the Owner Trustee, to:

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware  19890-0001
fax:  (302) 651-8882

(d)

if to the Depositor, to:

Saxon Asset Securities Company

4860 Cox Road

Glen Allen, Virginia  23060

or to such other address as any party shall have provided to the other parties in writing.  Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, postage prepaid, hand delivered or faxed to the address of such party as provided above.

Section 12.  Amendments.

(a)

This Agreement may be amended from time to time by the parties hereto, without notice to or the consent of any of the Holders, (i) to cure any ambiguity, (ii) to cause the provisions herein to conform to or be consistent with or in furtherance of the statements made with respect to the Securities, the Trust or this Agreement in any Offering Document, or to correct or supplement any provision herein which may be inconsistent with any other provisions herein, (iii) to make any other provisions with respect to matters or questions arising under this Agreement or (iv) to add, delete, or amend any provisions to the extent necessary or desirable to comply with any requirements imposed by the Code.  No such amendment (other than an amendment effected pursuant to clause (iv) of the preceding sentence) shall adversely affect in any material respect the interests of any Holder.  Prior to entering into any amendment without the consent of Holders pursuant to this paragraph, the Administrator shall be furnished with an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that such amendment is permitted under this paragraph and, with respect to any amendment under (iv) of the preceding sentence, the Administrator may also require a tax Opinion of Counsel.  Any such amendment shall be deemed not to adversely affect in any material respect any Holder if the Administrator receives (i) written confirmation from each Rating Agency that such amendment will not cause such Rating Agency to withdraw, qualify or reduce the then current rating assigned to the Notes or (ii) an Opinion of Counsel to such effect.

(b)

This Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of not less than 66-2/3% of the Note Principal Balance (or, in the case of the Class A-IO Notes, the Notional Principal Balance) of the Notes and of the Holder of the Trust Certificate for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Securityholders; provided, however, that no such amendment may (i) reduce in any manner the amount of, delay the timing of, or change the manner in which payments received on or with respect to the Trust Estate are required to be made on any Class of Securities, without the consent of the Securityholders of such Class, or (ii) reduce the aforesaid percentages of Note Principal Balance (or, in the case of the Class A-IO Notes, the Notional Principal Balance) of Notes, the Holders of which are required to consent to any such amendment without the consent of the Securityholders of 100% of such Securities.

(c)

Promptly after the execution of any such amendment, the Administrator shall furnish a copy of such amendment to each Holder, the Depositor and to each Rating Agency.

(d)

It shall not be necessary for the consent of Holders under this Section 12 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof.  The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Holders shall be subject to such reasonable regulations as the Administrator may prescribe.

(e)

The Owner Trustee may, but shall not be obligated to, enter into any amendment which affects the Owner Trustee’s own rights, duties or immunities under this Agreement.

Section 13.  Successors and Assigns.  This Agreement may not be assigned by the Administrator unless such assignment is previously consented to in writing by the Owner Trustee and the Depositor, and the Rating Agency Condition in respect thereof has been satisfied.  An assignment with such consent and satisfaction, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Administrator is bound hereunder.  Notwithstanding the foregoing, this Agreement may be assigned by the Administrator without the consent of the Owner Trustee or the Depositor to a corporation or other organization that is a successor (by merger, consolidation or purchase of assets) to the Administrator, provided that such successor organization executes and delivers to the Issuer, the Owner Trustee and the Depositor an agreement in which such corporation or other organization agrees to be bound hereunder by the terms of said assignment in the same manner as the Administrator is bound hereunder.  Subject to the foregoing, this Agreement shall bind any successors or assigns of the parties hereto.

Section 14.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND, CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 15.  Headings.  The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

Section 16.  Counterparts.  This Agreement may be executed in counterparts, each of which when so executed shall together constitute one and the same agreement.

Section 17.  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 18.  Not Applicable to Deutsche Bank Trust Company Americas in Other Capacities.  Nothing in this Agreement shall affect any obligation Deutsche Bank Trust Company Americas may have in any other capacity.

Section 19.  Limitation of Liability of Owner Trustee.  Notwithstanding anything contained herein to the contrary, this Agreement has been countersigned by Wilmington Trust Company not in its individual capacity but solely in its capacity as Owner Trustee of the Issuer and in no event shall Wilmington Trust Company in its individual capacity or any beneficial owner of the Issuer have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder, as to all of which recourse shall be had solely to the assets of the Issuer.  For all purposes of this Agreement, in the performance of any duties or obligations of the Issuer hereunder, the Owner Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Articles VI, VII and VIII of the Trust Agreement.

Section 20.  Limitation of Liability of the Administrator; Indemnification.  Notwithstanding anything herein to the contrary, this Agreement has been countersigned by Deutsche Bank Trust Company Americas not in its individual capacity but solely in its capacity as Administrator and in no event shall the Administrator in its individual capacity have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder, as to all of which recourse shall be had solely to the assets of the Issuer.  The Depositor and Saxon Funding Management, Inc. shall hereby agree to jointly and severally indemnify the Administrator, the Certificate Paying Agent and the Certificate Registrar and their respective officers, directors, employees and agents against any and all loss, liability or expense (including attorney’s fees and expenses) incurred by any of them in connection with the performance of their respective duties under the Related Agreements.  The Administrator, the Certificate Paying Agent and the Certificate Registrar shall notify each of the Depositor and Saxon Funding Management, Inc. (collectively the “Indemnifying Parties”) and the Issuer promptly of any claim for which it may seek indemnity.  Failure by any such party to so notify Indemnifying Parties shall not relieve the Indemnifying Parties of their obligations hereunder.  The Indemnifying Parties shall defend any such claim, and the Administrator, the Certificate Paying Agent and the Certificate Registrar may have separate counsel and the Indemnifying Parties shall pay the fees and expenses of such counsel.  The Indemnifying Parties need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Administrator, the Certificate Paying Agent, or the Certificate Registrar to the extent attributable to any such party’s own willful misconduct, negligence or bad faith.

The Administrator undertakes to perform only such duties and obligations as are set forth in this Agreement, it being expressly understood by the Owner Trustee and the Issuer that there are no implied duties or obligations under this Agreement.  Neither the Administrator nor any of its respective officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed upon this Agreement other than damages resulting from its negligence, willful misconduct or bad faith.

The payment and indemnification obligations of the Indemnifying Parties under the Related Agreements shall survive the resignation or removal of either of such parties and the termination of this Agreement and the Related Agreements.

In carrying out the foregoing duties, the Administrator shall be afforded the same rights, indemnifications and immunities as the Indenture Trustee under the Indenture, including, without limitation, the right to compensation, reimbursement and indemnification.

Section 21.  Benefit of Agreement.  It is expressly agreed that in performing its duties under this Agreement, the Administrator will act for the benefit of holders of the Securities as well as for the benefit of the Issuer, and that such obligations on the part of the Administrator shall be enforceable at the instance of the Indenture Trustee and the Issuer.

Section 22.  Bankruptcy Matters.  No party to this Agreement shall take any action to cause the Depositor or the Issuer to dissolve in whole or in part or file a voluntary petition or otherwise initiate proceedings to have the Depositor or the Issuer adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Depositor or the Issuer, or file a petition seeking or consenting to reorganization or relief of the Depositor or the Issuer as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Depositor or the Issuer; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Depositor or the Issuer or of all or any substantial part of the properties and assets of the Depositor or the Issuer, or cause the Issuer to make any general assignment for the benefit of creditors of the Depositor or the Issuer, or take any action in furtherance of any of the above actions.

Section 23.  Further Authorizations.  The Administrator is hereby authorized to execute the Trust Agreement and the Insurance Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SAXON ASSET SECURITIES TRUST 2004-3,

By:

Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:  /s/ Janel R. Havrilla

 Name:   Janel R. Havrilla

 Title:     Financial Services Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrator

By:  /s/ Brent Hoyler

 Name:   Brent Hoyler

 Title:    Associate

By:   /s/ John Ingham

 Name:   John Ingham

 Title:    Associate

WILMINGTON TRUST COMPANY,

as Owner Trustee

By:  /s/ Janel R. Havrilla

 Name:    Janel R. Havrilla

 Title:      Financial Services Officer

SAXON ASSET SECURITIES COMPANY,

as Depositor

By: /s/ Ernest G. Bretana

 Name:  Ernest G. Bretana

 Title:     Vice President

Acknowledged and Agreed, solely

for purposes of Sections 4 and 20

SAXON FUNDING MANAGEMENT, INC.

By: /s/ Robert B. Eastep

       Name:  Robert B. Eastep

       Title:    Executive Vice President and Chief

Financial Officer